Exhibit 99.1

WABCO Reports Q2 2011 Results; Posts 29% Organic Sales Growth; Delivers Another Quarter of Record Profitability; Raises Guidance for 2011

•	Q2 2011 sales of $738 million, up 29 percent in local currencies and up 44 percent on a U.S. GAAP basis from a year ago

•	Q2 2011 operating margin of 13.6 percent on a performance basis, up from 10.3 percent a year ago; operating margin of 13.4 percent on a U.S. GAAP basis, up from 9.8 percent a year ago

•	Q2 2011 diluted EPS of $1.23 on a performance basis, up from $0.63 a year ago; diluted EPS of $1.26 on a U.S. GAAP basis, up from a loss of $5.68 a year ago

•	In Q2 2011, WABCO generated $71.2 million in net cash from operating activities and $53.4 million of free cash flow, excluding payments for streamlining and separation activities

•	Raises guidance for full year 2011 sales growth to now range from 22 to 25 percent in local currencies, up from 20 to 25 percent in local currencies

•

Raises guidance for full year 2011 diluted EPS on a performance basis to now range from $4.55 to $4.80, up from $4.15 to $4.55; also raises guidance on a U.S. GAAP basis to now range from $5.01 to $5.26, up from $4.62 to $5.02

BRUSSELS, Belgium, July 28, 2011 – WABCO Holdings Inc. (NYSE: WBC), a global technology leader and tier-one supplier to the commercial vehicle industry, today reported Q2 2011 sales of $738 million, up 29 percent in local currencies from a year ago and up 44 percent on a U.S. GAAP basis, reflecting the industry’s continued strong growth.

“Q2 2011 marked yet another period of compelling results as we generated robust sales growth of 29 percent in local currencies while continuing to deliver a commanding level of incremental operating profit margin at 25 percent, thus continuing to break records in profitability,” said Jacques Esculier, WABCO Chairman and Chief Executive Officer. “Our second quarter results show that WABCO continues to fire on all cylinders in a global industry that keeps fueling growth. We also continue to demonstrate our ability to outperform the market, improve productivity and deliver high incremental profitability.”

“During Q2 2011, the commercial vehicle industry continued to develop strongly as Europe, North America and South America generated double-digit growth in production of trucks and buses while WABCO continued to outperform every market in the world through increased adoption of WABCO content per vehicle,” said Esculier. “Indeed, our revenues from manufacturers of trucks and buses increased by 58 percent in North America; 45 percent in Europe, our largest market; 19 percent in South America and 18 percent in India.”

“In Q2 2011, China, India and Brazil still produced 60 percent of the world’s trucks and buses. WABCO continued to benefit from our well anchored position in these emerging markets where we successfully keep increasing WABCO content per vehicle propelled by our constant investments in local capabilities as well as our fast and flexible leveraging of technologies,” said Esculier.

“However, in Q2 2011, the production of new trucks and buses in China declined, even more than anticipated, from its near peak level in the previous quarter. Nonetheless, we clearly see China continuing to contribute very favorably to our sales growth in the medium to long term,” said Esculier. “Also during Q2 2011, the commercial vehicle market in Japan recovered faster than anticipated in the aftermath of the tragic natural disasters that occurred in the first quarter of the year.”

“In addition, in Q2 2011, we generated $165 million in aftermarket revenues, up 13 percent year on year. This strong performance is further evidence that WABCO’s aftermarket strategies initiated several years ago are paying off,” said Esculier.

WABCO reported Q2 2011 performance operating income of $100.2 million, nearly doubled from $52.6 million a year ago, while operating income was $99.0 million on a U.S. GAAP basis, up from $50.1 million a year ago. This strong increase in performance operating income in Q2 2011 represents an incremental operating margin of 25 percent, excluding the impact from foreign exchange translation.

WABCO reported Q2 2011 performance operating margin of 13.6 percent, up from 10.3 percent a year ago, while operating margin was 13.4 percent on a U.S. GAAP basis, up from 9.8 percent a year ago.

WABCO reported Q2 2011 performance net income of $86.1 million or $1.23 per diluted share, up from $41.5 million or $0.63 per diluted share a year ago, and Q2 2011 U.S. GAAP net income of $88.6 million or $1.26 per diluted share, up from a net loss of $365.4 million or $5.68 per diluted share a year ago.

WABCO generated $71.2 million in net cash from operating activities in Q2 2011, resulting in free cash flow of $53.4 million, excluding payments of $4.3 million for streamlining and separation activities, which is a conversion rate of 62 percent of performance net income. The Q2 2011 conversion rate reflected the company’s rapid growth, which is driving increased working capital as well as higher spending for new projects.

“Q2 2011 demonstrates, once again, how WABCO efficiently transforms strong worldwide sales growth into record profitability,” said Esculier. “This quarter, WABCO delivered all-time record results for gross profit and operating income with a record operating margin of 13.6 percent on a performance basis. In addition, we delivered performance net income of $86.1 million, WABCO’s highest ever quarterly amount, more than doubling the amount a year ago. This achievement also resulted in a new record for diluted earnings per share on a performance basis.”

“WABCO’s Operating System, one of our industry’s most advanced management environments, continually enables fast and flexible responses to market growth as it generated $15.3 million of materials and conversion productivity in Q2 2011. Gross materials productivity represented 5.0 percent of total materials cost but, as anticipated, the impact of commodity inflation reduced net materials productivity to 2.7 percent,” said Esculier. “This was also another strong quarter across our organization for conversion productivity, which we maintained at a robust level of 5.6 percent, marking yet another achievement, particularly during a series of consecutive quarters of high growth.”

Recent Highlights

In Q2 2011, WABCO announced nine months of successful deliveries of its new NG22MAX™ air disc brakes for heavy duty truck applications in Europe to MAN, one of Europe’s leading manufacturers of commercial vehicles and diesel engines. It marks the first application of new single-piston NG22MAX air disc brakes on heavy duty trucks. NG22MAX is the lightest air disc brake of its kind and thus trucks can increase payload and improve fuel economy. This multi-year agreement is new business and further expands WABCO’s long established relationship with MAN.

WABCO disclosed in Q2 2011 that it has developed and begun to supply an innovative air supply module and electronic control unit that operate rear axle air suspension on two new BMW 5 Series premium passenger car models. Offered as a standard feature on both the BMW 5 Series Touring and 5 Series Gran Turismo models, rear axle air suspension automatically adjusts the vehicle to optimum ride height independent of the vehicle’s load. It further enhances driving comfort and improves vehicle safety.

In Q2 2011, WABCO announced a long term agreement with one of Europe’s largest manufacturers of commercial trailers to supply WABCO’s new generation of 22-inch air disc brakes for trailer axles, starting with series production in 2013. One of the lightest trailer air disc brakes of its kind, it combines high performance single-piston technology with an innovative compact design and covers trailer axle applications up to 10 tons. WABCO has further secured its preferred supplier relationship with this major European trailer builder as WABCO will also furnish the majority of the customer’s electronic braking systems (EBS) together with other advanced vehicle safety and trailer control systems.

Also in Q2 2011, WABCO announced that it has entered into several agreements with leading truck and bus manufacturers in Europe to supply its new generation of electronically controlled air suspension (ECAS) systems. It reduces costs for original equipment manufacturers and makes commercial vehicles more environmentally friendly. It also reduces vehicle weight due to lighter components, thus increasing fuel economy. More than 3 million ECAS systems have been sold worldwide since WABCO introduced the industry’s first ECAS technology in 1986.

WABCO reported in Q2 2011 a long term agreement with Hyundai Motor Company – South Korea’s largest manufacturer of commercial vehicles – to develop and supply OnGuardPLUS™, a technology breakthrough and advanced emergency braking system (AEBS). It is the industry’s first system in compliance with the European Union’s expected regulation to make AEBS mandatory on new heavy duty commercial vehicles in all 27 EU member countries from November 2013. AEBS is also expected to become mandatory in South Korea and up to 29 other countries. WABCO is already developing OnGuardPLUS applications for Hyundai Motor’s new range of heavy duty trucks for series production in 2013. WABCO will also furnish the same vehicles with Adaptive Cruise Control systems.

The company announced in Q2 2011 that Cummins Inc. has honored WABCO with two major supplier awards for outstanding performance during 2010. Cummins gave its overall top honor to WABCO as “Supplier of the Year” and named WABCO as winner of its “Best Delivery and Capacity” award. A global power leader, Cummins designs, manufactures, distributes and services engines and related technologies in approximately 190 countries. WABCO has long term supply agreements with Cummins to furnish air compressors for applications in trucks, buses and industrial equipment worldwide.

In Q2 2011, WABCO presented three new functions for TrailerGUARD™, a state-of-the-art telematics technology for trailer fleet management. TrailerGUARD recently won the 2010 Trailer Telematics Award for asset protection, a top industry honor in recognition of the system’s value. TrailerGUARD allows fleet managers to monitor their vehicles via an easy-to-use internet portal. The new functions track the vehicle’s electronic braking system, roll stability support and Operating Data Recorder which allows analysis of the driver’s performance as well as the trailer’s utilization.

The Meritor WABCO joint venture in North America hosted the chairman of the National Transportation Safety Board (NTSB) in Q2 2011 at the Michigan Proving Ground. NTSB, an

independent U.S. federal agency, investigates and studies transportation accidents in the United States to provide safety recommendations for future accident prevention. Chairman Hersman and NTSB staff experienced demonstrations of WABCO’s extensive safety technologies.

WABCO Raises Full Year 2011 Guidance

Raising its full year 2011 guidance, WABCO now expects an estimated increase in 2011 sales that ranges from 22 to 25 percent in local currencies, up from 20 to 25 percent in its previous guidance.

WABCO has raised its full year performance operating margin to now range from 13.2 to 13.8 percent, up from 12.8 to 13.8 percent, and operating margin on a U.S. GAAP basis to now range from 12.8 to 13.4 percent, up from 12.4 to 13.4 percent.

WABCO has also raised its guidance for diluted earnings per share on a performance basis to now range from $4.55 to $4.80, up from $4.15 to $4.55, and diluted earnings per share on a U.S. GAAP basis to now range from $5.01 to $5.26, up from $4.62 to $5.02.

WABCO reiterates that it expects to convert between 80 and 90 percent of its net income into free cash flow, excluding payments associated with streamlining and separation activities.

“WABCO continues to deliver on our three-pillar strategy of technology leadership, globalization and excellence in execution to fully take advantage of the surge of market growth, particularly by leveraging growth potential in developed markets during the second half of 2011,” said Esculier.

“Looking ahead, we expect to continue to outperform the global market, and even more so in emerging economies, while driving productivity gains throughout our global organization and continuing to deliver outstanding profitability,” said Esculier. “We also expect to continue to deliver superior incremental operating margin as WABCO keeps shifting into higher gears with a dashboard of green lights.”

Conference Call

WABCO Chairman and Chief Executive Officer Jacques Esculier and Chief Financial Officer Ulrich Michel will discuss WABCO’s results and outlook on a conference call at 9 a.m. Eastern Time today. It will be webcast at www.wabco-auto.com where the press release and financial information will be available under “WABCO Q2 2011 Results.”

The call is also accessible by telephone in listen only mode. Dial-in number is +1 408 940 3818 and U.S. toll-free dial-in number is 877 844 0834.

A replay of the call will be available from 12:00 Noon Eastern Time on July 28 until midnight August 28, 2011. Replay dial-in number is +1 706 645 9291 and U.S. toll-free dial-in number is 800 642 1687. Pass code is 75801704.

About WABCO

WABCO (NYSE: WBC) is a leading supplier of safety and control systems for commercial vehicles. For over 140 years, WABCO has pioneered breakthrough electronic, mechanical and mechatronic technologies for braking, stability and transmission automation systems supplied to the world’s leading commercial truck, trailer and bus manufacturers. With sales of $2.2 billion in 2010, WABCO is headquartered in Brussels, Belgium. For more information, visit www.wabco-auto.com

Forward-Looking Statements

This document contains certain “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995 that are based on management’s good faith expectations and beliefs concerning future developments. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “strategies,” “prospects,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “may fluctuate,” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are generally forward looking in nature and not historical facts. Actual results may differ materially from these expectations as a result of many factors. These factors include, but are not limited to, the actual level of commercial vehicle production in our end markets, adverse developments in the business of our key customers, pricing changes to our supplies or products, and the other risks and uncertainties described in the “Risk Factors” section and the “Information Concerning Forward Looking Statements” section of WABCO’s Form 10-K, as well as in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Information Concerning Forward Looking Statements” section of WABCO’s Form 10-Q Quarterly Reports. WABCO does not undertake any obligation to update such forward-looking statements. All market and industry data are based on company estimates.

Non-GAAP Financial Measures

To facilitate the understanding of Q2 2011 results, several tables follow this news release. Sales excluding the effects of foreign exchange, incremental gross and operating margin and EBIT are non-GAAP financial measures. Additionally, operating income, EBIT, net income and net income per diluted share on a “performance basis” are non-GAAP financial measures that exclude separation and streamlining items, the EC fine indemnification, and discrete and other one-time tax items, as applicable. Free cash flow presents our net cash provided by operating activities less net cash used for purchases of property, plant, equipment, and computer software. These measures should be considered in addition to, not as a substitute for, GAAP measures. Management believes that presenting these non-GAAP measures is useful to shareholders because it enhances their understanding of how management assesses the operating performance of the company’s business. Certain non-GAAP measures may be used, in part, to determine incentive compensation for current employees.

Attachment

•	Consolidated Statements of Income

•	Condensed Consolidated Balance Sheet

•	Consolidated Statement of Cash Flows

•	Q2 2011 Data Supplement Sheet

•	Six Months Ended June 30, 2011 Data Supplement Sheet

•	Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

•	Reconciliation of GAAP to Non-GAAP Financial Measures for Full Year 2011 Guidance

Media, investors and analysts contact

Jason Campbell, +1 732 369 7477, jason.campbell@wabco-auto.com

WABCO HOLDINGS INC.

Consolidated Statements of Income

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
(Amounts in millions, except share data)	(Unaudited)	(Audited)	(Unaudited)	(Audited)
Sales	$737.7	$512.3	$1,415.9	$1,003.3
Cost of sales	520.0	363.0	1,001.9	713.9

Gross profit	217.7	149.3	414.0	289.4
Costs and expenses:
Selling and administrative expenses	89.2	76.2	170.9	151.7
Product engineering expenses	27.8	20.2	52.2	40.7
Other operating expense, net	1.7	2.8	3.9	3.7

Operating income	99.0	50.1	187.0	93.3

European Commission fine indemnification	—	(400.4)	—	(400.4)
Equity income of unconsolidated joint ventures, net	3.8	1.9	8.6	3.7
Other non-operating (expense), net	(1.6)	(1.6)	(1.8)	(4.9)
Indemnification and other settlements	—	—	23.1	—
Interest (expense), net	(0.7)	(0.3)	(1.2)	(0.7)

Income/(loss) before income taxes	100.5	(350.3)	215.7	(309.0)

Income tax expense	10.6	12.1	7.5	19.8

Net income/(loss) including noncontrolling interest	89.9	(362.4)	208.2	(328.8)

Less: Net income attributable to noncontrolling interest	1.3	3.0	4.9	5.9

Net income/(loss)	$88.6	$(365.4)	$203.3	$(334.7)

Net income/(loss) per common share
Basic	$1.31	$(5.68)	$3.02	$(5.21)

Diluted	$1.26	$(5.68)	$2.91	$(5.21)

Weighted average common shares outstanding
Basic	67,747,816	64,386,231	67,328,778	64,285,410
Diluted	70,065,888	64,386,231	69,858,983	64,285,410

WABCO HOLDINGS INC.

Condensed Consolidated Balance Sheet

(Amounts in millions)	June 30, 2011	December 31, 2010
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$108.3	$67.1
Accounts receivable, less allowance for doubtful accounts: $6.4 in 2011; $7.7 in 2010	353.9	265.9
Inventories	249.4	192.6
Taxes receivable on income	—	7.6
Future income tax benefits	18.7	7.3
Restricted cash	41.9	51.8
Other current assets	76.7	65.4

Total current assets	848.9	657.7

Facilities, less accumulated depreciation	367.2	350.3
Goodwill	407.9	378.4
Long-term future income tax benefits	65.8	57.9
Investments in unconsolidated joint ventures	16.2	13.3
Intangible assets, net	41.3	40.1
Other assets	23.5	27.2

Total Assets	$1,770.8	$1,524.9

LIABILITIES AND EQUITY
Current liabilities:
Loans payable to banks	$29.3	$16.7
Accounts payable	176.5	158.4
Accrued payroll	124.8	103.0
Current portion of warranties	51.0	41.7
Taxes payable	11.8	—
Indemnification liabilities	12.4	33.1
Streamlining liabilities	12.3	11.7
Income tax liabilities	7.8	29.0
Other accrued liabilities	140.5	106.9

Total current liabilities	566.4	500.5

Long-term debt	35.0	96.8
Post-retirement benefits	369.7	344.1
Deferred tax liabilities	31.1	26.7
Long-term income tax liabilities	47.0	53.0
Other liabilities	38.2	43.8

Total Liabilities	1,087.4	1,064.9

Total Equity	683.4	460.0

Total Liabilities & Equity	$1,770.8	$1,524.9

WABCO HOLDINGS INC.

Consolidated Statement of Cash Flows

(Unaudited)

	Three Months Ended June 30,
(Amounts in millions)	2011	2010

Operating activities:
Net income/(loss) including noncontrolling interest	$89.9	$(362.4)

Adjustments to reconcile net income/(loss) to net cash provided by operating activities:

Depreciation	16.4	16.4
Amortization of intangibles	2.8	4.1
Equity in earnings of unconsolidated joint ventures, net of dividends received	(0.4)	(0.1)
Non-cash stock compensation	3.3	3.4
Deferred income tax benefit	(2.0)	(6.1)
Loss on sale or disposal of property, plant & equipment	0.1	0.2
European Commission fine indemnification	—	400.4
Changes in assets and liabilities:
Accounts receivable, net	(19.1)	46.9
Inventories	(12.2)	(8.4)
Accounts payable	(12.7)	8.4
Other accrued liabilities and taxes	9.8	23.1
Post-retirement benefits	—	—
Other current and long-term assets	3.7	(36.5)
Other long-term liabilities	(8.4)	0.1

Net cash provided by operating activities	71.2	89.5

Investing activities:
Purchases of property, plant and equipment	(20.0)	(12.7)
Investments in capitalized software	(2.1)	(1.9)
Proceeds from disposal of property, plant and equipment	—	—

Net cash used in investing activities	(22.1)	(14.6)

Financing activities:
Net repayments of revolving credit facilities	(9.0)	(10.0)
Repayments of long-term debt	—	—
Borrowings of long-term debt	(0.1)	(0.1)
Repayments of short-term debt	—	—
Borrowings of short-term debt	5.1	(1.4)
Dividends to noncontrolling interest holders	(1.2)	(1.8)
Proceeds from exercise of stock options	18.1	1.3
Purchases of treasury stock	(48.2)	—

Net cash used in financing activities:	(35.3)	(12.0)

Effect of exchange rate changes on cash and cash equivalents	2.0	(29.4)

Net increase in cash and cash equivalents	15.8	33.5
Cash and cash equivalents at beginning of period	92.5	346.0

Cash and cash equivalents at end of period	$108.3	$379.5

WABCO HOLDINGS INC.

Q2 2011 Data Supplement Sheet (Unaudited)

	Quarter Ended June 30,
(Amounts in millions, except per share data)	2011	% of Sales/ Adj Sales	2010	% of Sales/ Adj Sales	Chg vs. 2010	% Chg vs. 2010
Sales
Reported	$737.7		$512.3		$225.4	44.0%
Foreign exchange translational effects	(76.7)		—		(76.7)

Adjusted Sales	$661.0		$512.3		$148.7	29.0%

Gross Profit
Reported	$217.7	29.5%	$149.3	29.1%	$68.4	45.8%
Streamlining costs	0.2		0.5		(0.3)
Separation costs	0.3		0.2		0.0

Performance Gross Profit	$218.2	29.6%	$150.0	29.3%	$68.1	45.4%

Foreign exchange translational effects	(22.8)		—		(22.8)

Adjusted Gross Profit	$195.4	29.6%	$150.0	29.3%	$45.3	30.2%

Selling, Administrative, Product Engineering Expenses and Other

Reported	$118.7	16.1%	$99.2	19.4%	$19.5	19.7%
Streamlining costs	—		(0.7)		0.7
Separation costs	(0.7)		(1.1)		0.3

Performance Selling, Administrative, Product Engineering Expenses and Other	$118.0	16.0%	$97.4	19.0%	$20.6	21.1%

Foreign exchange translational effects	(12.0)		—		(12.0)

Adjusted Selling, Administrative, Product Engineering Expenses and Other	$106.0	16.0%	$97.4	19.0%	$8.6	8.8%

Operating Income
Reported	$99.0	13.4%	$50.1	9.8%	$48.9	97.6%
Streamlining costs	0.2		1.2		(1.0)
Separation costs	1.0		1.3		(0.3)

Performance Operating Income	$100.2	13.6%	52.6	10.3%	47.6	90.4%

Foreign exchange translational effects	(10.8)		—		(10.8)

Adjusted Operating Income	$89.4	13.5%	$52.6	10.3%	$36.8	69.9%

EBIT (Earnings Before Interest and Taxes)
Reported Operating Income/(Loss)	$99.0		$50.1		$48.9
Equity in Income of Unconsolidated Joint Venture	3.8		1.9		1.9
Other non-operating expenses, net	(1.6)		(1.6)		—
EC fine	—		(400.4)		400.4
Indemnification and Other settlements	—		—		—
Net income attributable to noncontrolling interest	(1.3)		(3.0)		1.7

EBIT	$99.9	13.5%	$(353.0)	-68.9%	$452.9	+ ++

Streamlining costs	0.2		1.2		(1.0)
Separation costs	1.3		1.9		(0.7)
EC fine	—		400.4		(400.4)

Performance EBIT (Earnings Before Interest and Taxes)	$101.4	13.7%	$50.5	9.9%	$50.8	100.6%

Foreign exchange translational effects	(10.7)		—		(10.7)

Adjusted EBIT (Earnings Before Interest and Taxes)	$90.7	13.7%	$50.5	9.9%	$40.1	79.4%

Pre-Tax Income
EBIT	$99.9		$(353.0)		$452.9
Interest (expense)/income, net	(0.7)		(0.3)		(0.4)

Pre-Tax Income	$99.2		$(353.3)		$452.5

Streamlining costs	0.2		1.2		(1.0)
Separation costs	1.3		1.9		(0.7)
EC fine	—		400.4		(400.4)

Performance Pre-Tax Income	$100.7		$50.2		$50.4

Tax rate on a performance basis	14.5%		17.3%

Net Income
Reported Net Income	$88.6		$(365.4)		$454.0
Streamlining cost, net of tax	0.2		1.0		(0.8)
Tax items	(3.6)		3.8		(7.4)
Separation costs, net of tax and separation related taxes	0.9		1.7		(0.8)
EC fine	—		400.4		(400.4)

Performance Net Income	$86.1		$41.5		$44.6

Performance Net Income per Diluted Common Share	$1.23		$0.63

Common Shares Outstanding - Diluted	70.1		66.1

Incremental Gross Profit and Operating Income Margin	Gross Profit		Operating Income
Increase in adjusted sales from ‘10	148.7		148.7
Increase in adjusted income from ‘10	45.3		36.8

Incremental Income as a % of Sales	30%		25%

***	Percentage Not Meaningful

Note: The presentation of the performance measures above are not in conformity with generally accepted accounting principles (GAAP). These measures may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.

WABCO HOLDINGS INC.

Six Months Ended June 30, 2011 Data Supplement Sheet

(Unaudited)

	Six Months Ended June 30,
(Amounts in millions, except per share data)	2011	% of Sales/ Adj Sales	2010	% of Sales/ Adj Sales	Chg vs. 2010	% Chg vs. 2010
Sales
Reported	$1,415.9		$1,003.3		$412.6	41.1%
Foreign exchange translational effects	(88.4)		—		(88.4)

Adjusted Sales	$1,327.5		$1,003.3		$324.2	32.3%

Gross Profit
Reported	$414.0	29.2%	$289.4	28.8%	$124.6	43.1%
Streamlining costs	1.3		0.4		0.9
Separation costs	0.5		0.5		0.0

Performance Gross Profit	$415.8	29.4%	$290.3	28.9%	$125.5	43.2%

Foreign exchange translational effects	(23.3)		—		(23.3)

Adjusted Gross Profit	$392.5	29.6%	$290.3	28.9%	$102.2	35.2%	63	bps

Selling, Administrative, Product Engineering Expenses and Other

Reported	$227.0	16.0%	$196.1	19.5%	$30.9	15.8%
Streamlining costs	—		(0.8)		0.8
Separation costs	(1.5)		(2.2)		0.6

Performance Selling, Administrative, Product Engineering Expenses and Other	$225.5	15.9%	$193.1	19.2%	$32.3	16.7%

Foreign exchange translational effects	(12.1)		—		(12.1)

Adjusted Selling, Administrative, Product Engineering Expenses and Other	$213.4	16.1%	$193.1	19.2%	$20.2	10.5%	-308	bps

Operating Income/(Loss)
Reported	$187.0	13.2%	$93.3	9.3%	$93.7		391	bps
Streamlining costs	1.3		1.2		0.1
Separation costs	2.0		2.7		(0.7)

Performance Operating Income	$190.3	13.4%	97.2	9.7%	93.1	95.8%	375	bps

Foreign exchange translational effects	(11.2)		—		(11.2)

Adjusted Operating Income	$179.1	13.5%	$97.2	9.7%	$81.9	84.3%	380	bps

EBIT (Earnings Before Interest and Taxes)
Reported Operating Income/(Loss)	$187.0		$93.3		$93.7
Equity in Income of Unconsolidated Joint Venture	8.6		3.7		4.9
Other non-operating expenses, net	(1.8)		(4.9)		3.1
EC fine	—		(400.4)		400.4
Indemnification and Other settlements	23.1		—		23.1
Net income attributable to noncontrolling interest	(4.9)		(5.9)		1.0

EBIT	$212.0	15.0%	$(314.2)	-31.3%	$526.2	+++	4,629	bps

Streamlining costs	1.3		1.1		0.2
Separation costs	(20.2)		5.5		(25.7)
EC fine	—		400.4		(400.4)

Performance EBIT (Earnings Before Interest and Taxes)	$193.1	13.6%	$92.9	9.2%	$100.2	108.0%	448	bps

Foreign exchange translational effects	(11.8)		—		(11.8)

Adjusted EBIT (Earnings Before Interest and Taxes)	$181.3	13.7%	$92.9	9.2%	$88.5	95.3%	450	bps

Pre-Tax (Loss)/Income
EBIT	$212.0		$(314.2)		$526.2
Interest (expense)/income, net	(1.2)		(0.7)		(0.5)

Pre-Tax (Loss)/Income	$210.8		$(314.9)		$525.7

Streamlining costs	1.3		1.1		0.2
Separation costs	(20.2)		5.5		(25.7)
EC fine	—		400.4		(400.4)

Performance Pre-Tax Income	$191.9		$92.2		$99.7

Tax rate on a performance basis	15.0%		18.5%
Net Loss/(Income)
Reported Net Loss/(Income)	$203.3		$(334.7)		$538.0
Streamlining cost, net of tax	1.3		1.0		0.3
Tax items	(20.6)		3.8		(24.4)
Separation costs, net of tax and separation related taxes	(20.9)		4.6		(25.5)
EC fine	—		400.4		(400.4)

Performance Net Income	$163.1		$75.1		$88.0

Performance Net Income per Diluted Common Share	$2.33		$1.14

Common Shares Outstanding - Diluted	69.9		65.9

Incremental Gross Profit and Operating Income Margin	Gross Profit		Operating Income
Increase in adjusted sales from ‘10	324.2		324.2
Increase in adjusted income from ‘10	102.2		81.9

Incremental Income as a % of Sales	32%		25%

***	Percentage Not Meaningful

Note: The presentation of the performance measures above are not in conformity with generally accepted accounting principles (GAAP). These measures may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.

WABCO HOLDINGS INC.

Reconciliation of Net Cash Provided

By Operating Activities to Free Cash Flow

(Unaudited)

	Three Months Ended June 30,
(Amounts in millions)	2011	2010

Net Cash Provided by Operating Activities	$71.2	$89.5

Deductions or Additions to Reconcile to Free Cash Flow:
Net purchases of property, plant, equipment and computer software	(22.1)	(14.6)

Free Cash Flow	$49.1	$74.9

Less: Streamlining & separation payments	$(4.3)	$(6.4)

Free Cash Flow excluding streamlining & separation payments	$53.4	$81.4

Note: This statement reconciles net cash provided by operating activities to free cash flow. Management uses free cash flow, which is not defined by US GAAP, to measure the Company’s operating performance. Free cash flow is also one of the several measures used to determine incentive compensation for certain employees.

WABCO HOLDINGS INC.

Reconciliation of GAAP to Non-GAAP Financial Measures for Full Year 2011 Guidance

(Unaudited)

(Amounts in millions, except per share data)	Previous Full Year 2011 Guidance	Revised Full Year 2011 Guidance

Operating Income

Reported Operating Income Margin	12.4% - 13.4%	12.8% - 13.4%
Streamlining cost, impact to margin	0.3%	0.3%
Separation costs, impact to margin	0.1%	0.1%

Performance Operating Income Margin	12.8% - 13.8%	13.2% - 13.8%

Net Income

Reported Net Income	$319.0 -$346.6	$349.4 -$366.9
Streamlining cost, net of tax	7.0	7.0
Tax items	(17.9)	(20.5)
Separation costs, net of tax and separation related taxes	(21.7)	(19.0)

Performance Net Income	$286.4 - $314.0	$316.9 - $334.4

Reported Net Income per Diluted Common Share	$4.62 - $5.02	$5.01 - $5.26

Performance Net Income per Diluted Common Share	$4.15 - $4.55	$4.55 - $4.80

Diluted common shares outstanding	69.0	69.7

Note: The presentation of performance net income and performance net income per diluted common share is not in conformity with generally accepted accounting principles (GAAP). These measures may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.